UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 19, 2006

METROLOGIC INSTRUMENTS, INC.

(Exact name of Registrant as specified in its charter)

New Jersey	0-24172	22-1866172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

90 Coles Road, Blackwood, New Jersey	08012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 228-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2006, Metrologic Instruments, Inc. (the “Company”), MTLG Investments Inc., a wholly owned subsidiary of the Company (“MTLG”), Adaptive Optics Associates, Inc., a wholly owned subsidiary of MTLG (“AOA”), and Essex Corporation (“Essex”) entered into a Stock Purchase Agreement (the “Agreement”). Under the terms of the Agreement, MTLG has agreed to sell 100% of the shares of AOA to Essex for $40,250,000 in cash, as adjusted to reflect any changes for working capital adjustments as of the closing date of the transaction. The parties to the Agreement have made customary representations, warranties and covenants.

Pursuant to the Agreement, $4 million of the purchase price will be held in escrow for a 15-month period following the closing date as security for the indemnification obligations of MTLG and the Company.

The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement attached as Exhibit 2.1 incorporated herein by reference.

On September 19, 2006, the Board of Directors of the Company authorized the Company to pay Richard C. Close, a director of the Company, $200,000 in connection with his efforts in the sale of AOA upon the closing of the transaction.

On September 20, 2006, the Company entered into an agreement with Jeffrey Yorsz, Senior Vice President of the Company’s Industrial Systems and President and General Manager of AOA, pursuant to which the Company has agreed to pay Mr. Yorsz a transaction incentive award in the amount of 2% of the transaction amount, adjusted to reflect any changes for working capital adjustments and indemnification awards, for his efforts in the sale of AOA. The incentive award will be paid following the closing of the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description of Document

2.1	Stock Purchase Agreement by and among MTLG Investments, Inc., Metrologic Instruments, Inc., Adaptive Optics Associates, Inc. and Essex Corporation dated September 19, 2006

2.2	Agreement by and between Metrologic Instruments, Inc. and Jeffrey Yorsz dated September 20, 2006

99.1	Press Release dated September 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Metrologic Instruments, Inc.
(Registrant)

September 21, 2006	By:	/s/ Kevin Bratton
	Name:	Kevin Bratton
	Title:	Chief Financial Officer

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